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                                                                   Exhibit 10.21


                              EMPLOYMENT AGREEMENT

         AGREEMENT (this "Agreement"), effective as of November 25, 1996, between American Re Corporation, a Delaware corporation (the "Company"), and Paul H. Inderbitzin, a resident of Newtown, Pennsylvania (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company and its subsidiaries are principally engaged in the business of providing property and casualty reinsurance and related services to U.S. and/or foreign insurance organizations (the "Business"); and

         WHEREAS, the Company desires to continue to retain the services of the Executive in the capacity of Chairman of the Board, President and Chief Executive Officer of the Company, and the Executive desires to continue to provide such services in such capacities to the Company, upon the terms and subject to the conditions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

         1.       Employment Term.

                  The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue employment, as Chairman, President and Chief


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         Executive Officer of the Company, for the period commencing on November
         25, 1996 and ending on December 31, 1999 unless terminated sooner pursuant to Section 5 hereof (the "Term of Employment"). References to years shall be to calendar years unless otherwise specified. The period from November 25, 1996 through December 31, 1996 shall be referred to as the "Initial Period".

         2.       Duties and Extent of Services.

                  (a) During the Term of Employment, the Executive shall serve as the President and Chief Executive Officer of the Company and, in such capacities, shall render such managerial, administrative and other services as customarily are associated with the incident to such positions, and as the Company may, from time to time, reasonably require of him consistent with such positions. It is also intended that the Executive shall serve during the Term as Chairman of the Board of Directors of the Company.

                  (b) The Executive shall also hold such other positions and executive offices of the Company and/or of any of the Company's subsidiaries or affiliates as may from time to time be determined by the Board of Directors of the Company and agreed to by the Executive. The Executive shall not be entitled to any compensation other than the compensation provided for herein for serving during the Term of Employment in any other office or position of the Company or any of its subsidiaries or affiliates, unless the Board of Directors of the Company shall have specifically approved such additional compensation.


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                  (c) The Executive shall be a full-time employee of the Company and shall exclusively devote all his business time and efforts to fulfilling the duties required of him as Chairman, President and Chief Executive Officer of the Company, and in the other positions or offices of the Company or its subsidiaries or affiliates required of him hereunder. Notwithstanding the foregoing provisions of this Section 2(c), the Executive may serve as a non-management director of such business corporations (or in a like capacity in other not-for-profit or profit-making organizations) as the Board of Directors of the Company (the "Board") shall approve.

         3.       Compensation.

                  (a) Base Salary. As payment for services rendered by the Executive as provided in Section 2 and subject to the terms and conditions hereof, the Company agrees to pay to Executive a base salary ("Base Salary") as follows:

                   (i) Base Salary for the Initial Period shall remain at an annual rate of Four Hundred and Eighty Nine Thousand Dollars ($489,000), and shall continue to be paid as currently in effect.

                   (ii) For 1997, Base Salary shall be at an annual rate of Six Hundred Thousand Dollars ($600,000), such amount to be paid as per the Company's practices in effect during 1996. That is, the amount of the increase, One Hundred and Eleven Thousand Dollars ($111,000), shall be paid in a lump sum on or about March 31, 1997, and the remainder, Four Hundred and Eighty


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                           Nine Thousand Dollars ($489,000), shall be paid in
                           installments as per the Company's standard payroll practices.

                   (iii) For 1998, Base Salary shall be Eight Hundred Thousand Dollars ($800,000), the amount of the increase, Two Hundred Thousand Dollars ($200,000), to be paid in a lump sum on or about March 31, 1998, and the remainder, Six Hundred Thousand Dollars ($600,000), to be paid in installments as per the Company's standard payroll practices.

                   (iv) For 1999, Base Salary shall be reviewed for increase only, the amount of such increase, if any, to be determined by the Board in its sole discretion, the amount of the increase to be paid in a lump sum on or about March 31, 1999, and the remainder to be paid in installments as per the Company's standard payroll practices.

                  (b) Bonus Compensation. The Company agrees to pay to Executive annual bonus compensation (the "Bonus Compensation") as follows:

                   (i) Bonus for 1996 is acknowledged to be One Million One Hundred and Fifty Thousand Dollars ($1,150,000), which shall be paid in a single lump sum on or before March 31, 1997.

                   (ii) Bonus for 1997 shall be Seven Hundred Fifty Thousand Dollars ($750,000), and shall be paid in a single lump sum on or before March 31, 1998.


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                   (iii)   Bonus for 1998 and 1999 shall be determined pursuant
                           to such plan or program as may be established effective for such year, provided that the target bonus for achievement of performance targets shall be one hundred percent (100%) of Base Salary, and shall be paid in lump sum on or before March 31 of the year following the year for which it is earned.

                  (c) Long-Term Incentive Plan. During the Term of Employment, the Executive shall participate in a long-term incentive plan (the "LTIP"). Except as otherwise provided below, the LTIP shall be established with two performance cycles of four years each, commencing January 1, 1997 (the "First Cycle") and January 1, 1999 (the "Second Cycle") respectively. Payment for each Cycle shall be based upon Company achievement of return on equity and operating income over the four year Cycle period, with each factor to determine fifty percent (50%) of the award. Performance levels will be determined during the first quarter of the first year of each Cycle, and shall be determined taking catastrophic losses and additions to reserves into account. Payments will be made in cash. For the First Cycle, the Executive's target award shall be Four Million, Five Hundred Thousand Dollars ($4,500,000), and his maximum award shall be Nine Million Dollars ($9,000,000). For the Second Cycle, the Executive's target award shall be Five Million Dollars ($5,000,000), and his maximum award shall be Ten Million Dollars ($10,000,000).


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         4.       Benefits

                  (a) Standard Benefits. During the Term of Employment, the Executive shall be entitled to (i) participate in any and all benefit programs and arrangements now in effect and hereinafter adopted and made generally available by the Company to its senior officers, including but not limited to, pension plans, contributory and non-contributory Company welfare and benefit plans, disability plans, and medical, death benefit and life insurance plans; and (ii) paid vacations during the year of the Term of Employment in accordance with the policies and procedures of the Company as in effect from time to time for its senior officers.

                  (b) Expenses. The Company agrees to reimburse the Executive for all reasonable and necessary travel (including first class air fare), business entertainment and other business out-of-pocket expenses incurred or expended by him in connection with the performance of his duties hereunder upon presentation of proper expense statements or vouchers or such other supporting information as the Company may reasonably require of the Executive.

         5.       Termination.

                  (a) Permanent Disability. In the event of the "permanent disability" (as hereinafter defined) of the Executive during the Term of Employment, the Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, effective upon the giving of such notice (or such later date as


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         shall be specified in such notice). In the event of such termination the Executive shall receive:

                   (i) the excess, if any, of the Executive's Pro-rated Salary (defined as provided in Section 5(g) below), determined as of the date of termination of employment, over the amount of Salary actually received by the Executive through such date;

                   (ii) all amounts of bonus earned for the calendar year prior to the year in which termination of employment occurs to the extent such amounts have not yet been paid;

                  (iii) all other compensation and benefits accrued through the date of termination of employment as provided in any applicable plans or programs;

                   (iv) Base Salary established under Section 3 hereof for a period of one (1) year from the effective date of termination, reduced by the amount of any long-term disability payments received by the Executive in respect of such period;

                  (v) bonus for the year in which said termination of employment occurs, pro-rated for the number of days of employment during such year; and

                  (vi) to any rights to additional compensation awards (including incentives) or other benefits provided under any applicable plan or program.


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         In addition, the Executive shall continue to participate in any and all insurance and other benefit plans and programs of the Company (but not including the Company's tax-qualified retirement plans) for a period of eighteen (18) months following termination of employment, at a cost to the Executive no greater than the cost which he would have borne if he had remained in employment during such period. Thereafter, the Executive's rights to participate in such plans and programs, or to receive similar coverage, if any, shall be determined under such plans and programs.

         A determination of "permanent disability" will be subject to the certification of a qualified medical doctor agreed to by the Company and Executive or, in the event of the Executive's incapacity to designate a doctor, the Executive's legal representative. In the absence of agreement between the Company and the Executive (or his legal representative), each party will nominate a qualified medical doctor and the two doctors will select a third doctor, who will make the determination as to disability.

         (b) Death. In the event of the death of the Executive during the Term of Employment, the Company shall have no further obligations hereunder, except the Executive's beneficiary or legal representative shall be entitled to receive:

                   (i) the excess, if any, of the Executive's Pro-rated Salary, determined as of the date of termination of employment, over the amount of Salary actually received by the Executive through such date;


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                   (ii)    all amounts of bonus earned for the calendar year
                           prior to the year in which termination of employment occurs to the extent such amounts have not yet been paid;

                  (iii) all other compensation and benefits accrued through the date of termination of employment as provided in any applicable plans and programs;

                  (iv) Bonus for the year in which said termination of employment occurs, pro-rated for the number of days through the date of death; and

                  (v) any rights to additional compensation awards (including incentives) or other benefits provided under any applicable plan or program.

         In addition, the Company shall extend any continuation of benefit coverage to the Executive's family members as required by applicable law, at no additional expense to any such family member.

         (c) Termination Without Cause.The Company shall have the right, upon sixty (60) days written notice given to the Executive, to terminate this Agreement for any reason whatsoever. In the event of such termination, and except as provided in Section 5(d) below, the Executive shall receive:

                   (i) the excess, if any, of the Executive's Pro-rated Salary, determined as of the date of termination of employment, over the amount of Salary actually received by the Executive through such date;


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                   (ii)    all amounts of bonus earned for the calendar year
                           prior to the year in which termination of employment occurs to the extent such amounts have not yet been paid;

                  (iii) all other compensation and benefits accrued through the date of termination of employment as provided in any applicable plans or programs;

                  (iv) Base Salary established under Section 3 hereof for a period of two (2) years from the end of the sixty
                           (60) day notice period;

                  (v) Bonus for the year in which said termination of employment occurs, and for the following year, determined as if the Executive had remained in employment through the last day of such succeeding year and had achieved any applicable performance targets so as to achieve (A) the targeted bonus for such year or (B) if greater the bonus determined by actual corporate performance; and

                   (vi) any rights to additional compensation awards (including incentives) or other benefits provided under any applicable plan or program.

                  In addition, the Executive shall continue to participate in any and all insurance and other benefit plans and programs of the Company (including deemed participation in the Company's tax-qualified retirements plans, for which a supplemental plan shall be created as necessary to comply with applicable tax or other laws) for a period of twenty four (24) months following termination of employment. Thereafter, the Executive's rights to participate in such plans and


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programs, or to receive similar coverage, if any, shall be determined under such plans and programs.

         (d) Cause. The Company shall have the right, upon written notice to the Executive, to terminate the Executive's employment under this Agreement for "Cause" (as hereinafter defined), effective upon the giving of such notice (or such later date as shall be specified in such notice), and the Company shall have no further obligations hereunder, except to pay the Executive any amounts accrued pursuant to Section 3 hereof, through the date of termination, and provide the Executive any benefits to which the Executive may otherwise have been entitled prorated to the effective date of termination. In such case, the Executive's right to participate in any of the Company's retirement, insurance and other benefit plans and programs shall be a determined under such plans and programs. "Cause" shall mean that the Executive shall have (i) been convicted of a felony, (ii) willfully failed to perform the duties of his position, (iii) stolen or embezzled property, or (iv) committed an act of willful misconduct which is damaging or detrimental to the Company and/or any Affiliate (as defined below) thereof. The Company shall not terminate the Executive's employment for Cause unless and until the Board shall have determined to so terminate the Executive's employment at a meeting duly called and attended by a majority of the Directors, and at which the Executive has had an opportunity to be heard. In the event the Executive's employment is terminated for cause under this Section 5(d), then (A) he shall return to the Company, the excess if any, of the salary he has received during the calendar year in which his employment is terminated over his Pro-rated Salary for such year determined as of the date of termination of employment, and (B) if such termination of


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employment occurs after he has received the bonus described in Section 3(b)(i)
above, and before January 1, 1998, he shall pay the Company $500,000 of such bonus within 10 business days following such termination.

         (e) Termination by Executive. The Executive shall have the right, exercisable at any time during the Term of Employment, to terminate his employment. In such case, except as provided in Section 5(f) below, the Company shall have no further obligations, provided however that the Executive shall (i) receive all compensation and benefits accrued through the date of termination of employment, and (ii) be entitled to any rights to additional compensation awards (including incentives) or other benefits provided under any applicable plan or program. In the event the Executive's employment is terminated voluntarily under this Section 5(e), then (A) he shall return to the Company, the excess if any, of the salary he has received during the calendar year in which his employment is terminated over his Pro-rated Salary for such year determined as of the date of termination of employment, and (B) if such termination of employment occurs after he has received the bonus described in Section 3(b)(i) above, and before January 1, 1998, he shall pay to the Company $500,000 of such bonus within 10 business days following such termination.

         (f) Termination by Executive due to Constructive Discharge. In the event of a "Constructive Discharge" (as defined below), the Executive may elect to terminate his employment effective thirty (30) days after the Executive gives the Company notice of such Constructive Discharge. "Constructive Discharge" shall be deemed to have occurred if (A) the Company and/or any Affiliate thereof shall have (i) made a material adverse change to the


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Executive's titles and substantially reduced his responsibilities, (ii) reduced the Executive's compensation or (iii) required, as a condition to continued employment with the Company, and/or any Affiliate thereof that the Executive be relocated and the Executive shall have elected to terminate such employment in lieu of relocating and (B) the Executive shall have within thirty (30) days of such event asserted in writing to the Company and/or any Affiliate thereof that such event has occurred (and specifying same and the basis therefor) and that the Executive is terminating employment with the Company and/or any Affiliate thereof by reason thereof. Such termination of employment shall be deemed to be a termination by the Company without cause, and shall be controlled by the provisions of Section 5(c) hereof provided that the Company and/or any Affiliate thereof shall have fifteen (15) days from receipt of such written notice from the Executive to cure the event(s) that constituted such Constructive Discharge prior to such termination becoming effective.

         (g) For purposes of this Section 5, "Pro-rated Salary" as of any date (a "Measurement Date") shall mean (a) the total annual salary for the calendar year in which the Measurement Date occurs, at the annual rate described in
Section 3(a) above, but disregarding the timing of actual payments, multiplied by (b) a fraction, the numerator of which is the number of days in that year through the Measurement Date and the denominator of which is 365. For example:
(a) the Pro-rated Salary as of January 31, 1997 would be $50,958 ($600,000 x 31/365), and (b) the Pre-rated Salary as of April 30, 1998 would be $263,014 ($800,000 x 120/365).


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         6.       Covenant Not-to Compete

                  In consideration for the compensation to be paid Executive as set forth herein, Executive hereby agrees that for a period of twenty four (24) months after the termination of Executive's employment hereunder, Executive shall not, directly or indirectly, do any of the following without the prior written approval of the Board of Directors of the Company: (a) solicit reinsurance or retrocession business from any Customer (as defined below) of the Company and/or any Affiliate (as defined below) thereof, or (b) interfere with any contractual relationships between the Company and/or any Affiliate thereof, and its Customers.

                  For the purposes of this Agreement,

                  (a) "Customer" shall mean (i) any insurance or reinsurance company with which the Company and/or any Affiliate thereof is doing business as of the date of the Executive's termination of employment;
         (ii) any insurance or reinsurance agent or broker with which the Company and/or any Affiliate thereof is doing business as of the date of the Executive's termination of employment; or (iii) any corporation, individual or consultant with which the Company and/or any Affiliate thereof is doing business as of the date of the Executive's Termination of Employment.

                  (b) "Affiliate" shall mean a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the person specified.


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         7.       Confidentiality

                  Executive agrees to keep confidential and not to disclose to any third party, any ideas, methods, developments, strategies, business plans and information which is confidential information of the Company and/or any Affiliate thereof.

         8.       Specific Performance

                  The Executive acknowledges that the services to be rendered by the Executive are of a special, unique and extraordinary character and, in connection with such services, the Executive will have access to confidential information vital to the Company's Business and the businesses of its subsidiaries and Affiliates. By reason of this, the Executive consents and agrees that if the Executive violates any of the provisions of Section 6 or 7 hereof, the Company and its subsidiaries and Affiliates would sustain irreparable injury and that monetary damages would not provide adequate remedy to the Company and that the Company shall be entitled to have Section 6 or 7 hereof specifically enforced by any court having equity jurisdiction. Nothing contained herein shall be construed as prohibiting the Company or any of its subsidiaries or Affiliates from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

         9.       Deductions and Withholding

                  The Executive agrees that the Company or its subsidiaries or Affiliates, as applicable, shall withhold from any and all compensation paid to and required to be paid to the Executive pursuant to this Agreement, all Federal, state, local and/or other taxes


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         which the Company determines are required to be withheld in accordance with applicable statutes or regulations from time to time in effect and all amounts required to be deducted in respect of the Executive's coverage under applicable employee benefit plans. For purposes of this Agreement and calculations hereunder, all such deductions and withholdings shall be deemed to have been paid to and received by the Executive.

         10.      Indemnity

                  The Company shall indemnify the Executive and hold him harmless for all acts or decisions made by him in good faith while performing services for the Company. The Company shall also use its best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the Term of this Agreement covering the other officers and directors of the Company against lawsuits. The Company shall pay all expenses including attorney' fees, actually or necessarily incurred by the Executive in connection with the defenses of such act, suite or proceeding and in connection with any related appeal including the cost of court settlements.

         11.      Entire Agreement

                  This Agreement embodies the entire agreement of the parties with respect to the Executive's employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company, and any such prior agreements, arrangements or understandings are hereby terminated and of no further effect. This Agreement may not be changed or terminated orally but only by an agreement in writing signed by the parties hereto.


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         12.      Waiver

                  The waiver by the Company of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive. The waiver by the Executive of a breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by the Company.

         13.      Governing Law: Jurisdiction

                  (a) This Agreement shall be subject to, and governed by, the laws of the State of New Jersey applicable to contracts made and to be performed therein.

                  (b) Any action to enforce any of the provision s of this Agreement shall be brought in a court of the State of New Jersey located in the County of Mercer or in a Federal court located within the State of New Jersey. The parties consent to the jurisdiction such courts and to the service of process in any manner provided by New Jersey law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.


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         14.      Assignability

                  The obligations of the Executive may not be delegated and, except with respect to the designation of beneficiaries in connection with any of the benefits payable to the Executive hereunder, the Executive may not, without the Company's written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest herein. Any such attempted delegation or disposition shall be null and void and without effect. The Company and the Executive agree that this Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by the Company. The term "successor" means, with respect to the Company or any of its subsidiaries, any corporation or other business entity which, by merger, consolidation, purchase of the assets or otherwise acquires all or a material part of the assets of the Company.

         15.      Serverability

                  If any provision of this Agreement or any part thereof, including, without limitation, Sections 6 and 7 hereof, as applied to either party or to any circumstances hall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or remaining part thereof, which shall be given full effect without regard to the invalid or unenforceable part thereof, or the validity or enforceability of this Agreement.


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                  If any court construes any of the provisions of Section 6 or 7 hereof, or any part thereof, to be unreasonable because of the duration of such provision or the geographic scope thereof, such court may reduce the duration or restrict or redefine the geographic scope of such provision and enforce such provision as so reduced, restricted or redefined.

         16.      Notices

                  All notices to the Company or the Executive permitted or required hereunder shall be in writing and shall be delivered personally, by courier service providing for next-day delivery or sent by registered or certified mail, return receipt requested, to the follow address:

         The Company:               American Re Corporation
                                    555 College Road East
                                    Princeton, New Jersey 08543-5241
                                    Attention:

         with a copy to:

         The Executive:             Paul Inderbitzin
                                    910 Old Dolington Road
                                    Newtown, Pennsylvania

         with a copy to:            Mason, Taylor & Colicchio
                                    104 Carnegie Center
                                    Suite 201
                                    Princeton, New Jersey 08540
                                    Attention:   Ralph S. Mason III

         Either party may change the address to which notices shall be sent by sending written notice of such change of address to the other party. Any such notice shall be deemed


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         given, if delivered personally, upon receipt; and if sent by courier service providing for next-day delivery, the next business day following deposit with such courier service; and if sent by certified or registered mail, three days after deposit (postage prepaid) with the U.S. mail service.

         17.      Effect Date

                  This Agreement shall be effective as of November 25, 1996.

         18.      Paragraph Headings

                  The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         19.      Counterparts.

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have duly executed t his Agreement as of the date first written above.

                               AMERICAN RE CORPORATION

                               /s/ Robert K. Burgess
                               -------------------------------
                               By:
                               Name:
                               Title:

                               EXECUTIVE

                               /s/ Paul H. Inderbitzin
                               -------------------------------
                               Paul H. Inderbitzin